Exhibit 99

Media Relations	Consolidated Edison, Inc. 4 Irving Place New York, NY 10003 www.conEdison.com
212 460 4111 (24 hours)

FOR IMMEDIATE RELEASE	Contact:	Robert McGee
January 20, 2011		212-460-4111

CON EDISON REPORTS 2010 EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported 2010 net income for common stock of $992 million or $3.49 a share compared with $868 million or $3.16 a share in 2009. Earnings from ongoing operations, which exclude the net mark-to-market effects of the competitive energy businesses, were $981 million or $3.45 a share in 2010 compared with $849 million or $3.09 a share in 2009.

For the fourth quarter of 2010, net income for common stock was $233 million or $0.81 a share compared with $202 million or $0.73 a share in the fourth quarter of 2009. Earnings from ongoing operations for the fourth quarter of 2010, which exclude the net mark-to-market effects of the competitive energy businesses, were $201 million or $0.69 a share compared with $184 million or $0.67 a share in the fourth quarter of 2009.

“Our regulated utilities continued to provide high service reliability during the record hot summer. We contained operating costs, and our competitive energy businesses performed well in 2010,” said Kevin Burke, Con Edison’s chairman, president and CEO. “We continue our deployment of Smart Grid technologies and our energy efficiency programs. We expect these efforts to enhance system performance and provide energy savings for businesses and residential customers.”

The company also today declared a quarterly dividend of 60 cents a share on its common stock, payable March 15, 2011 to shareholders of record as of February 16, 2011, an annualized increase of 2 cents over the previous annualized dividend of $2.38 a share. “The increase in the dividend, the 37th consecutive annual increase, reflects our continued emphasis on providing a return to our investors while meeting the needs of our customers,” said Robert Hoglund, senior vice president and chief financial officer.

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CON EDISON REPORTS 2010 EARNINGS	page 2

The following table is a reconciliation of Con Edison’s reported earnings per share to earnings per share from ongoing operations and reported net income to earnings from ongoing operations for the three months and year ended December 31, 2010 and 2009.

	Three Months Ended				Year Ended
	Earnings per Share		Net Income (Millions of Dollars)		Earnings per Share		Net Income (Millions of Dollars)
	2010	2009	2010	2009	2010	2009	2010	2009
Reported earnings per share and net income for common stock– GAAP basis (basic)	$0.81	$0.73	$233	$202	$3.49	$3.16	$992	$868
Less: Net mark-to-market effects of competitive energy businesses	0.12	0.06	32	18	0.04	0.07	11	19
Ongoing operations	$0.69	$0.67	$201	$184	$3.45	$3.09	$981	$849

The company expects its earnings from ongoing operations for the year 2011 to be in the range of $3.45 to $3.65 per share. Earnings per share from ongoing operations exclude the net mark-to-market effects of the competitive energy businesses. The forecast reflects capital investments of $2,100 million, substantially all of which will be spent at the company’s regulated utilities. The company also expects to issue up to $600 million of long-term debt and to meet any of its common equity needs by issuing shares through the company’s dividend reinvestment and employee stock plans.

The results of operations for the three months and year ended December 31, 2010, as compared with the 2009 period, reflect changes in the rate plans of Con Edison’s utility subsidiaries, including an increase in the allowed electric return on common equity for CECONY. The rate plans provide for additional revenues to cover expected increases in certain operations and maintenance expenses, depreciation and property taxes and interest charges. The results of operations include the operating results of the competitive energy businesses, including net mark-to-market effects.

The increases in operations and maintenance expenses for the three months and year ended December 31, 2010 as compared with the 2009 period reflect higher costs for demand side management programs and employee health insurance costs in the 2010 periods, offset in part by savings in operating expenses through cost control efforts. The increases also reflect higher New York State assessments that are collected from customers. For the year ended December 31, 2010, the increase also reflects higher costs for pension and other post-retirement benefits. Depreciation and property taxes were higher in the 2010 periods reflecting primarily the impact from higher utility plant balances.

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CON EDISON REPORTS 2010 EARNINGS	page 3

The following table presents the estimated effect on earnings per share and net income for common stock for the 2010 period compared with the 2009 period, resulting from these and other major factors:

	Three Months Ended Variation 2010 vs. 2009		Year Ended Variation 2010 vs. 2009
	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)
CECONY (a)
Rate plans, primarily to recover increases in certain costs	$0.37	$101	$1.48	$410
Operations and maintenance expense	(0.18)	(49)	(0.67)	(184)
Depreciation, property taxes and other tax matters	(0.12)	(33)	(0.41)	(116)
Net interest expense	0.02	6	0.02	6
Other (includes dilutive effect of new stock issuances)	(0.06)	(8)	(0.12)	(5)

Total CECONY	0.03	17	0.30	111

Orange and Rockland Utilities (O&R)	(0.01)	(3)	0.01	6

Competitive energy businesses

Earnings excluding net mark-to-market effects	0.01	3	0.05	15
Net mark-to-market effects (b)	0.06	15	(0.03)	(8)

Total competitive energy businesses	0.07	18	0.02	7
Other, including parent company expenses	(0.01)	(1)	—	—

Total variation	$0.08	$31	$0.33	$124
(a)	Under the revenue decoupling mechanisms in CECONY’s electric and gas rate plans and the weather-normalization clause applicable to the gas business, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. Under CECONY’s rate plans, pension and other postretirement costs and certain other costs are reconciled to amounts reflected in rates for such costs.
(b)	For the three months ended December 31, these variations reflect after-tax net mark-to-market gains of $33 million or $0.12 a share in 2010 and after-tax net mark-to-market gains of $18 million or $0.06 a share in 2009. For the year ended December 31, the variations reflect after-tax net mark-to-market gains of $11 million in 2010 or $0.04 a share, and after-tax net mark-to-market gains of $19 million or $0.07 a share in 2009.

The earnings per share variations shown above include the dilutive effects ($0.03 per share and $0.10 per share, respectively, exclusive of offsetting benefits of avoided interest expense) of a higher weighted average number of common shares outstanding in the three months and year ended December 31, 2010. The weighted average number of common shares was 289 million shares and 277 million shares for the three months ended December 31, 2010 and 2009, respectively, and 284 million shares and 275 million shares for the year ended December 31, 2010 and 2009, respectively.

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CON EDISON REPORTS 2010 EARNINGS	page 4

The changes in the energy delivered by the company’s utility subsidiaries, both for actual amounts and as adjusted for variations in weather and billing days, for the three months and year ended December 31, 2010, as compared with the 2009 period were as follows (expressed as a percentage of 2009 amounts):

	Fourth Quarter Variation 2010 vs. 2009		YearVariation 2010 vs. 2009
	Actual	Adjusted	Actual	Adjusted
Con Edison of New York
Electric	3.2	1.4	3.6	0.5
Firm – Gas	5.6	2.1	(1.0)	2.1
Steam	7.6	(1.3)	0.1	(1.3)
O&R
Electric	(1.1)	(2.3)	4.6	0.7
Firm – Gas	6.4	(1.1)	(4.9)	(1.2)

Refer to the attachment to this press release for the consolidated income statements for 2010 and 2009. Additional information related to utility sales and revenues is available at www.conedison.com (select “Shareholder Services” and then select “Press Releases”).

This press release contains forward-looking statements that reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

This press release also contains a financial measure, earnings from ongoing operations. This non-GAAP measure should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with GAAP. Management uses this non-GAAP measure to facilitate the analysis of the company’s ongoing performance as compared to its internal budgets and previously reported financial results. Management believes that this non-GAAP measure also is useful and meaningful to investors.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $13 billion in annual revenues and $35 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy supply and services company; Consolidated Edison Energy, Inc., a wholesale energy supply company; and Consolidated Edison Development, Inc., a company that participates in infrastructure projects.

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Attachment

CONSOLIDATED EDISON, INC.

CONSOLIDATED INCOME STATEMENT

(UNAUDITED)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2010	2009	2010	2009
	(Millions of Dollars/Except Share Data)
OPERATING REVENUES
Electric	$2,105	$1,958	$9,064	$8,320
Gas	484	513	1,760	1,943
Steam	169	139	656	661
Non-utility	382	663	1,845	2,108
TOTAL OPERATING REVENUES	3,140	3,273	13,325	13,032
OPERATING EXPENSES
Purchased power	905	1,234	4,613	4,776
Fuel	115	99	458	503
Gas purchased for resale	178	240	661	963
Other operations and maintenance	793	676	2,910	2,555
Depreciation and amortization	215	201	840	791
Taxes, other than income taxes	440	400	1,723	1,545
TOTAL OPERATING EXPENSES	2,646	2,850	11,205	11,133
OPERATING INCOME	494	423	2,120	1,899
OTHER INCOME (DEDUCTIONS)
Investment and other income	15	7	46	32
Allowance for equity funds used during construction	3	5	15	14
Other deductions	(9)	(3)	(21)	(15)
TOTAL OTHER INCOME (DEDUCTIONS)	9	9	40	31
INTEREST EXPENSE
Interest on long-term debt	147	149	597	590
Other interest	7	9	21	30
Allowance for borrowed funds used during construction	(2)	(2)	(9)	(9)
NET INTEREST EXPENSE	152	156	609	611
INCOME BEFORE INCOME TAX EXPENSE	351	276	1,551	1,319
INCOME TAX EXPENSE	115	71	548	440
NET INCOME	236	205	1,003	879
Preferred stock dividend requirements of subsidiary	(3)	(3)	(11)	(11)
NET INCOME FOR COMMON STOCK	$233	$202	$992	$868
Net income for common stock per common share – basic	$0.81	$0.73	$3.49	$3.16
Net income for common stock per common share – diluted	$0.80	$0.73	$3.47	$3.14
AVERAGE NUMBER OF SHARES OUTSTANDING – BASIC (IN MILLIONS)	289.3	276.9	284.3	275.2
AVERAGE NUMBER OF SHARES OUTSTANDING – DILUTED (IN MILLIONS)	291.0	278.2	285.9	276.3